                                                                     EXHIBIT 4.1

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE TRANSFERRED, ASSIGNED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED BECAUSE OF AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

         NO.  1                                                   $1,040,000

         DATED:  DECEMBER 8, 2000

                             VISUAL DATA CORPORATION

                  6% CONVERTIBLE DEBENTURE DUE DECEMBER 8, 2003

     THIS DEBENTURE ("DEBENTURE") is one of a duly authorized issue of Debentures of VISUAL DATA CORPORATION (the "COMPANY"), a corporation duly organized and existing under the laws of the State of Florida, designated as the Company's 6% Convertible Debentures Due December 8, 2003, in an aggregate principal amount of Two Million Forty Thousand U.S. Dollars (U.S. $2,040,000) (the "DEBENTURES").

     FOR VALUE RECEIVED, the Company promises to pay to HALIFAX FUND, L.P. the initial holder hereof, or its order (including successors-in-interest, the "HOLDER"), the principal sum of ONE MILLION FORTY THOUSAND U.S. DOLLARS (U.S. $1,040,000) on December 8, 2003 (the "MATURITY DATE") and to pay interest on the principal sum outstanding under this Debenture ("OUTSTANDING PRINCIPAL AMOUNT"), at the rate of 6% per annum, compounded semi-annually, payable in arrears on the first day of March and September of each year and on the Maturity Date (each an "INTEREST PAYMENT DATE"), with the first such payment due on March 1, 2001. Interest shall accrue daily commencing on the date hereof and shall continue until payment in full of all amounts due under this Debenture. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (the "DEBENTURE REGISTER"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement dated as of December 8, 2000 between the Company and the Holder (the "PURCHASE AGREEMENT") or the Registration Rights Agreement dated as of December 8, 2000 between the Company and the Holder (the "REGISTRATION RIGHTS AGREEMENT").

     The interest on this Debenture is payable, at the Company's option:

         (a) in such coin or currency of the United States which as of the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time;

         (b) by adding the amount thereof to the Outstanding Principal Amount due under this Debenture ("PIK Interest"). For example, if the Outstanding Principal Amount were $1,000 and the interest payment were $30, then the new Outstanding Principal Amount after the Interest Payment Date would be $1,030;

         (c) subject, to the conditions set forth below, by paying the amount in shares of Common Stock, with certificates for such shares (the "INTEREST SHARES") to be delivered to the Holder on the Interest Payment Date. The number of Interest Shares shall be determined by dividing the interest amount by 95% of the average Market Price for Shares of Common Stock for the five (5) Trading Days immediately preceding the Interest Payment Date ("INTEREST CONVERSION PRICE"). The Company's ability to pay interest with Interest Shares is subject to the following conditions:

             (i) No Event of Default, or event which, with the giving of notice or the passage of time or both, would constitute an Event of Default shall have occurred; and

             (ii) There shall be "EFFECTIVE REGISTRATION" (as defined in Section
3.1 of the Purchase Agreement) with respect to the Interest Shares and all the share of Common Stock issuable upon conversation of this Debenture.

        In the event that the Interest Shares are not delivered to Holder within 3 Trading Days of the Interest Payment Date the interest shall be automatically paid as PIK Interest pursuant to paragraph (b) above.

     Except as herein provided for interest, all amounts payable under this Debenture shall be paid as provided in clause (a) above.

     The Company shall exercise its option hereunder by delivering an irrevocable statement in the form of Exhibit 1 hereto ("PAYMENT STATEMENT") delivered at least five (5) Trading Days prior to the applicable Interest Payment Date and applicable for such Interest Payment Date only. If the Payment Statement is not timely delivered to the Holder as provided herein, the payment with respect to such Interest Payment Date shall be in PIK Interest. If the Company selects cash interest in the Payment Statement and fails to deliver such cash on or before the Interest Payment Date, the Holder shall have the right to require the Company to pay PIK Interest in lieu thereof. Any PIK Interest when so added to the Outstanding Principal Amount due under this Debenture shall, for all purposes of this Debenture, be deemed to be part of the principal indebtedness evidenced by this Debenture including, without limitation, for purposes of determining interest payable hereunder after the applicable Interest Payment Date for which such PIK Interest is paid and amounts convertible into Common Shares hereunder after the applicable Interest Payment Date for which such PIK Interest is paid.

     The Company will pay any principal due and all accrued and unpaid interest due upon this Debenture to the person that is the Holder of this Debenture on the records of the Company as of the applicable Interest Payment Date and addressed to such Holder at the last address appearing on the Debenture Register.

     The Outstanding Principal Amount and interest due hereunder shall bear interest, from and after the day following the occurrence and during the continuance of an Event of Default hereunder, at the per annum rate equal to the lower of the Citibank Prime Rate per annum plus six (6%) percent or the highest rate permitted by law. The Holder shall have the option to receive such interest as cash interest or PIK Interest and shall exercise its option by delivering to the Company a statement in a form substantially similar to the Payment Statement which shall be effective until the Holder delivers an additional statement to the contrary. If the Holder elects to receive the interest in cash, it shall be payable on demand.

     Subject to applicable law, any interest otherwise payable that is not paid for any applicable period because it would exceed the highest rate permitted by law shall become payable whenever the payment thereof, together with other interest due for any such subsequent period, would not exceed such highest legal rate.

     The Holder of this Debenture is entitled to certain rights and remedies pursuant to the Purchase Agreement and Registration Rights Agreement, including without limitation provisions requiring mandatory redemption of the Debenture. This Debenture does not provide voting rights to the Holder.

     This Debenture is subject to the following additional provisions:

     1. Exchange. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

     2. Transfers. This Debenture may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "ACT") and applicable state securities laws, or applicable exemptions therefrom. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided, whether or not this Debenture is overdue.

     3. Definitions. For purposes hereof the following definitions shall apply:

        "ACT" shall have the meaning set forth in Section 2.

        "ADJUSTMENT DATE" shall have the meaning set forth in Section 6(b).

        "AFFECTED CONVERSION PRICE" shall have the meaning set forth in
Section 6(a).

        "CHANGE IN CONTROL CONSIDERATION" shall have the meaning set forth in
Section 4 hereof.


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

        "CHANGE IN CONTROL CONVERSION PRICE" shall have the meaning set forth in Section 4 hereof.

        "CHANGE IN CONTROL TRANSACTION" shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred through a merger, consolidation, tender offer or similar transaction; or (ii) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power; (iii) there is a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof; or (iv) in one or a series of related transactions there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis.

        "CLOSING DATE" shall mean the date of the original issuance of this Debenture.

        "COMMON STOCK" shall mean the common stock, par value $0.0001, of the Company.

        "COMPANY" shall have the meaning set forth in the Preamble.

        "CONVERSION NOTICE" shall have the meaning set forth in Section 5(d).

        "CONVERTIBLE SECURITIES " shall have the meaning set forth in
Section 6(b).

        "CONVERSION PRICE" shall have the meaning set forth in Section 5(c).

        "CONVERSION RATE" shall have the meaning set forth in Section 5(b).

        "DEBENTURE" shall have the meaning set forth in the Preamble.

        "DEBENTURES" shall have the meaning set forth in the Preamble.

        "DEBENTURE REGISTER" shall have the meaning set forth in the Preamble.

        "DTC" shall have the meaning set forth in Section 5(e).

        "DWAC" shall have the meaning set forth in Section 5(e).

        "FAST" shall have the meaning set forth in Section 5(e).



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

        "HOLDER CONVERSION DATE" shall have the meaning set forth in
Section 5(d).

        "INTEREST PAYMENT DATE" shall have the meaning set forth in the Preamble.

        "MATURITY DATE" shall have the meaning set forth in the Preamble.

        "MARKET PRICE FOR SHARES OF COMMON STOCK" shall mean the price of one share of Common Stock determined as follows:

             (i) If the Common Stock is approved for trading on the NASDAQ National Market System or the Nasdaq Small-Cap Market, the last reported "bid" price thereon on the date of valuation;

             (ii) If (i) does not apply and the Common Stock is listed on NYSE or the American Stock Exchange, the closing bid price on such exchange on the date of valuation;

             (iii) If neither (i) nor (ii) apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange, on the pink sheets or bulletin board, (A) the last sales price on the date of valuation or, if there is no such sales price, (B) the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and

             (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

        "NYSE" shall mean the New York Stock Exchange.

        "OUTSTANDING PRINCIPAL AMOUNT" shall have the meaning set forth in the Preamble.

        "PAYMENT STATEMENT" shall have the meaning set forth in the Preamble.

        "PIK INTEREST" shall have the meaning set forth in the Preamble.

        "PUBLIC ANNOUNCEMENT" shall mean any public filing with the Securities and Exchange Commission, any press release by either the Company or a third party or any other public statement, that announces a proposed transaction which, if consummated, would constitute a Change in Control Transaction.

        "PURCHASE AGREEMENT" shall have the meaning set forth in the Preamble.

        "REDEMPTION PRICE" shall have the meaning set forth in Section 4(a).



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

        "REGISTRATION STATEMENT" shall have the meaning set forth in the Registration Rights Agreement.

        "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in the Preamble.

        "RESTRICTED OWNERSHIP PERCENTAGE" shall have the meaning set forth in
Section 11.

        "TRADING DAY" shall mean a day on which the Common Stock is traded on the NASDAQ National Market or principal exchange on which the Common Stock has been listed (or any similar organization or agency succeeding such market or exchange's functions of reporting prices).

     4. Change in Control, Etc.

        (a) If at any time there occurs any Change in Control Transaction, Holder shall be entitled, at its sole option, to have the Company redeem this Debenture in whole or in part at a Redemption Price equal to 115% of the Outstanding Principal Amount of this Debenture plus all accrued but unpaid interest and delay payments on this Debenture (the "REDEMPTION PRICE"). Such Holder shall be entitled to make such election at any time after a Public Announcement of a pending and up to 10 days after the effective date of the Change in Control Transaction.

        (b) If at any time there occurs a Public Announcement of a pending Change in Control Transaction in which the public shareholders of the Company are to receive consideration, a portion of which is capital stock or any security convertible into capital stock of another entity in exchange for shares of Common Stock ("CHANGE IN CONTROL CONSIDERATION"), then prompt provision shall be made in a manner reasonably acceptable to the Holders so that each Holder shall have the right (in addition to its other rights under this Debenture):

            (i) following the closing of the transaction covered by such Public Announcement, to convert its Debentures into the Change in Control Consideration that such Holder would have been or would be entitled to receive had it converted all of its Debentures into Common Stock (notwithstanding any restrictions imposed upon the Holder pursuant to this Debenture or the Purchase Agreement in its ability to do so) immediately prior to the Change in Control Transaction at the Change in Control Conversion Price (as defined below), and acquired the Change in Control Consideration as a shareholder of the Company; or

            (ii) following such Public Announcement, convert its Debentures into Common Stock at the Change in Control Conversion Price (as defined below).

            The "CHANGE IN CONTROL CONVERSION PRICE" shall mean a price, subject to adjustments in the same manner as adjustments to the Conversion Price, equal to the lesser of: (i) the then existing Conversion Price (as defined in Section 5(c) below);


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

(ii) 100% of the lowest Market Price for Shares of Common Stock for any of the four Trading Days immediately preceding the Public Announcement of the Change in Control Transaction; and (iii) 85% of the lowest Market Price for Shares of Common Stock on the three Trading Days immediately following the Public Announcement. The Market Price for Shares of Common Stock shall be appropriately adjusted for stock splits, reverse splits, stock dividends and other dilutive events applicable to all stockholders, including those events occurring in connection with the Change in Control Transaction, that occur during the Trading Days referred to above.

     5. Conversion at the Option of the Holder. The Holder of this Debenture shall have the following conversion rights:

        (a) Holder's Right to Convert. The Holder shall have the right at any time and from time to time prior to payment in full of this Debenture, at the Holder's option, to convert any or all of this Debenture for such number of fully paid, validly issued and nonassessable shares of Common Stock, as is determined pursuant to this Section 5.

        (b) Conversion Rate. The Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock at the option of the Holder shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                                      P + I

                         ------------------------------

                                Conversion Price

    P= Outstanding Principal Amount of this Debenture submitted for conversion as of the Holder Conversion Date

    I= accrued but unpaid interest (not previously added to principal) on P as of the Holder Conversion Date

            The number of shares of Common Stock into which each $1,000 principal amount of this Debenture hereto may be converted pursuant to this paragraph hereof is hereafter referred to as the "CONVERSION RATE."

        (c) Conversion Price. (i) Subject to the adjustments set forth below, the "CONVERSION PRICE" shall be equal to the lesser of:

            (A) $2.13 (the "MAXIMUM CONVERSION PRICE"); and

            (B) 90% of the average of the three lowest Market Prices for Shares of Common Stock for the 20 Trading Days immediately prior to the date of the Conversion Notice (as defined below) (the "VARIABLE CONVERSION PRICE").




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

            Notwithstanding the foregoing, the Conversion Price may not be less than the Floor Price (as defined below), except where the Conversion Price is adjusted pursuant to Section 6(b) below, in which event the Floor Price shall cease to apply.

            (i) As used herein, the "FLOOR PRICE" shall be equal to $0.90; provided that on December 8, 2001, the Floor Price shall be reset to 50% of the Variable Conversion Price on such date, if such reset would result in a lower Floor Price. In the event that the Conversion Price is adjusted pursuant to
Section 6(b) below, the Floor Price shall cease to apply.

            (ii) In addition, the Maximum Conversion Price, the Variable Conversion Price and the Floor Price are subject to adjustment pursuant to
Section 2(b)(i) of the Registration Rights Agreement.

        (d) Mechanics of Conversion. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder (i) shall give written notice in the form of Exhibit 2 hereto (the "CONVERSION NOTICE") by facsimile to the Company at such office that the Holder elects to convert the principal amount (plus accrued but unpaid interest and Delay Payments (as defined in the Registration Rights Agreement) specified therein, which such notice and election shall be irrevocable by the Holder unless the Common Stock shall not have been delivered within five Trading Days of the date the Conversion Notice is delivered to the Company, and (ii) if the entire Outstanding Principal Amount is being converted, as soon as practicable after such notice, shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion (where the entire Outstanding Principal Amount is being converted) unless either the Debenture evidencing the principal amount is delivered to the Company as provided above, or the Holder notifies the Company that such Debenture(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed Debentures.

            The Holder shall not be required to physically surrender this Debenture to the Company unless the full Outstanding Principal Amount represented by this Debenture is being converted. The Holder and the Company shall maintain records showing the Outstanding Principal Amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if this Debenture is converted as aforesaid, the Holder may not transfer this Debenture unless the Holder first physically surrenders this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture of like tenor, registered as the Holder may request, representing in the aggregate the remaining Outstanding Principal Amount represented by this Debenture. The Holder and any assignee, by acceptance of this Debenture or a new Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any portion of this Debenture, the Outstanding Principal Amount represented by this Debenture may be less than the Outstanding Principal Amount and the accrued interest set forth on the face hereof.

            The Company shall issue and deliver within five Trading Days of the delivery to the Company of such Conversion Notice, to such Holder of Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and, if the Debenture has been surrendered and is being converted in part only, a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. The date on which the Conversion Notice is given (the "HOLDER CONVERSION DATE") shall be deemed to be the date the Company received by facsimile the Conversion Notice provided that if not received by 5 p.m. on such date, the Holder Conversion Date shall be deemed to be the next Trading Day, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In the event that such Holder or its designee has not received such certificate or certificates within ten (10) calendar days of the Company's receipt of the Conversion Notice, the Holder may, in addition to any other rights or remedies it may have, revoke its Conversion Notice.

        (e) In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Debentures, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of this Debenture to the Holder, by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to Sections 5 shall be deemed to have been made immediately prior to the close of business on the Holder Conversion Date. The person or persons entitled to receive the share of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on the Holder Conversion Date.




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

     6. Stock Splits; Dividends; Adjustments; Reorganizations.

        (a) If the Company, at any time while the Debentures are outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares,
(iii) combine outstanding shares of Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of an issuance, a subdivision or a combination.

        As used herein, the Affected Conversion Prices (each an "AFFECTED CONVERSION PRICE") shall refer to: (1) the Maximum Conversion Price; (2) the Floor Price and (3) each Market Price for Shares of Common Stock occurring on any Trading Day included in the period used to determine the Variable Conversion Price, which Trading Day occurred before the record date in the case of events referred to in clause (i) above of this Section 6(a) and the effective date in the case of the events referred to in clauses (ii) and (iii) above of this
Section 6(a).

        (b) In the event that the Company issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock ("CONVERTIBLE SECURITIES") at a per share of Common Stock selling price ("PER SHARE SELLING PRICE") which is less than the Floor Price on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common Stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights or options (the "ADJUSTMENT DATE"), then the Conversion Price per share shall be adjusted downward to equal such lower Per Share Selling Price effective concurrently with such issue or sale.

        In the event that the Company issues or sells any Common Stock or any Convertible Securities at a Per Share Selling Price which is greater than the Floor Price but less than the Conversion Price on the Adjustment Date, then the Conversion Price in effect immediately prior to such issue or sale shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such Conversion Price then in effect; and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

        Notwithstanding the foregoing, this provision shall not apply to shares or options issued or which may be issued pursuant to (i) the Company's current or future employee, director or bona fide consultant options; (ii) shares issued upon exercise of options, warrants or rights outstanding on the date of the Purchase Agreement; provided that during the first year following the Closing Date (as defined in the Purchase Agreement) the total number of such shares and options which are vested and to be issued from the date hereof shall not exceed
1.5 million; (iii) strategic corporate alliances not undertaken principally for financing purposes; (iv) arrangements with the Holder; (v) acquisitions of other entities by the Company; and (vi) warrants issued on customary terms in traditional bank financings.

        For the purposes of the foregoing adjustment, in the case of the issuance of any Convertible Securities, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be issued and outstanding based upon a Per Share Selling Price equal to the lowest price at which Common Stock can be acquired pursuant to the Convertible Securities, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

        (c) If the Company, at any time while the Debentures are outstanding, shall distribute to all holders of shares of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 6(b) above), then the prices referred to in (3) of the definition of the Affected Conversion Prices set forth in Section 6(a) above shall be reduced to equal the relevant Affected Conversion Price multiplied by a fraction (i) the numerator of which is equal to (A) the Market Price for Shares of Common Stock on the record date for the distribution minus (B) the price allocable to one share of Common Stock of the value (as jointly determined in good faith by the board of directors of the Company and the Holder) of any and all such evidences of indebtedness, shares of capital stock, other securities or property, so distributed and (ii) the denominator of which is equal to the Market Price for Shares of Common Stock on the record date for the distribution.

        (d) In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 6), then and as a condition to each such event provision shall be made in a manner reasonably acceptable to the Holders of Debentures so that each Holder of Debentures shall have the right thereafter to convert such Debenture into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Conversion Price) issued in connection with the above described transaction.

        (e) Whenever any element of the Conversion Price is adjusted pursuant to this Section 6, the Company shall promptly mail to each Holder of the Debentures, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

        (f) In the event of any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible or exchangeable into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall deliver to each Holder of Debentures at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

        (g) If the Company, at any time while the Debentures are outstanding, shall distribute to all holders of Shares of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 6(c) above) then the Holder shall participate in such distribution on a pro rata basis with the holders of shares of Common Stock entitled to receive such dividend, distribution, issuance, subdivision or combination as if the Holder held that number of shares of Common Stock that the Holder would have been entitled to receive hereunder upon conversion of the Debenture (without regard to Section 11) immediately prior to the record date fixed for determination of shareholders entitled to receive such dividend, at the Conversion Price then in existence.

        (h) In addition the Conversion Price is subject to adjustment as provided in Section 2(b)(i) of the Registration Rights Agreement.

     7. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up to the nearest whole share.

     8. Reservation of Stock Issuable Upon Conversion.

        (a) Reservation Requirement. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Debentures as herein provided, free from preemptive rights or any other present or contingent purchase rights of persons other than the Holders of the Debentures, 200% of the maximum number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Sections 5 and 6 hereof) upon the conversion of all of the Debentures pursuant hereto. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issuance, be duly and validly authorized, issued and fully paid and nonassessable. Without in any way limiting the foregoing, so long as any Debentures remain outstanding the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures such number of authorized but unissued shares of Common Stock that is set forth in the Purchase Agreement.

        (b) Deficiency. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a Holder of Debentures upon receipt of a Conversion Notice or is otherwise unable to issue such shares of Common Stock in accordance with the terms of this Agreement such Holder shall be entitled to the rights and remedies set forth in the Registration Rights Agreement.

     9. No Reissuance of the Debenture. No Debentures acquired by the Company by reason of redemption, purchase, exchange or otherwise shall be reissued, and all such Debentures shall be retired.

     10. No Impairment. The Company shall not knowingly and intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

     11. Limitations on Holder's Right to Convert.

         (a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon conversion of this Debenture pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the Holder's "affiliates" (as defined in Rule 144 of the Act) ("AGGREGATION PARTIES") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Exchange Act, exists, would exceed 9.99% of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE"). Each Holder shall have the right (i) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company and (ii) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a Change of Control Transaction.

         (b) The Holder covenants at all times on each day (each such day being referred to as a "COVENANT DAY") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding 61 days being referred to as the "COVENANT PERIOD") such Holder will not acquire shares of Common Stock pursuant to any right existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such Holder and its Aggregation Parties (ignoring all dispositions) would exceed:

             (x) the Restricted Ownership Percentage of the total number of shares of Common Stock outstanding at the commencement of the Covenant Period,

             minus

             (y) the number of shares of Common Stock owned by such Holder and its Aggregation Parties at the commencement of the Covenant Period.

         A new and independent covenant will be deemed to be given by the Holder as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. The Holder agrees to comply with each such covenant. This Section 11 controls in the case of any conflict with any other provision of any other agreement to which the Company and the Holder may be parties.

         (c) The Company's obligation to issue shares of Common Stock which would exceed such limits referred to in this Section 11 shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

     12. Company Redemption Right.

         (a) Following the date hereof, in the event that the Market Price for Shares of Common Stock shall be less than $1.50 (as may be equitably adjusted for subsequent stock splits, reverse splits, consolidations and stock dividends) for 20 consecutive Trading Days (the "REDEMPTION TRIGGERING EVENT"), then the Company shall have the right within 20 Trading Days of the Redemption Triggering Event to deliver written notice (the "Redemption Notice") to the Holder, to redeem all or a portion of this Debenture at 115% of the Outstanding Principal Amount plus all accrued but unpaid interest and all Delay Payments thereon (the "Redemption Price"), subject to the conditions set forth below. The foregoing redemption right (the "REDEMPTION RIGHT") shall, if exercised, be irrevocable and may be exercised no more than twice and if exercised, may not be exercised again until 3 months after the first Redemption Closing Date (as defined below).

         (b) The Redemption Notice shall set forth a date (the "REDEMPTION CLOSING DATE") for the redemption of the Debenture, which shall be no less than 5 Trading Days nor more than 20 Trading Days from the date of the Redemption Notice. Subject to the book entry provisions of Section 5(d) above, the Holder shall promptly upon receipt of such notice, surrender the Debenture to be redeemed duly endorsed, at the office of the Company. On the Redemption Closing Date the Company shall transmit (1) the Redemption Price; and (2) if the book entry provision of Section 5(d) are not being used, any new Debentures representing the amount of Debentures not redeemed, to the Holder by not later than 2 Trading Days after the Redemption Closing Date. In the event that the Redemption Price is not paid on the Redemption Closing Date, then (x) the Holder shall have the immediate right to request redemption of this Debenture pursuant to Section 2(b)(iv) of the Registration Rights Agreement and (y) the Company shall lose any further right to redeem Debentures pursuant to this Section.

         (c) The Company's right to redeem this Debenture pursuant to the redemption right, is subject to the following conditions:

             (i) there shall be no existing Event of Default or event which, with the giving of notice or the passage of time or both would constitute an Event of Default under any Debentures;

             (ii) there shall be Effective Registration (as defined in the
                  Purchase Agreement) with respect to the shares issuable upon conversion of or as interest on, all of the Debentures.

         (d) Holder shall have the right to convert this Debenture at all times until the Redemption Closing Date.

     13. Obligations Absolute. No provision of this Debenture, the Purchase Agreement or the Registration Rights Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest and delay payments on, this Debenture or to issue shares of Common Stock in response to a Conversion Notice at the time, place and rate, and in the manner, herein prescribed, except that if the Company disputes the Holder's calculation of the number of shares to be issued upon a conversion, the Company shall deliver to Holder the number of shares not in dispute and the parties shall have the calculation dispute resolved by a third party mutually acceptable to them.

     14. Waivers of Demand, Etc. The Company hereby expressly and irrevocably waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

     15. Replacement Debenture. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture.

     16. Payment of Expenses; Issue Taxes. The Company agrees to pay all debts and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Purchase Agreement, any Warrant or the Registration Rights Agreement.

The Company shall pay any and all issue and other taxes (excluding any income, franchise or similar taxes) that maybe payable in respect of any issue or delivery of shares of Common Stock on conversion of any Debenture pursuant hereto.

     17. Defaults. If one or more of the following described "EVENTS OF DEFAULT" shall occur with respect to any of the Debentures:

          (a) the Company shall default in the payment of (i) interest on this Debenture or any other Debenture issued pursuant to the Purchase Agreement (subject to the Company's option to pay PIK Interest), and such default shall continue for five (5) Trading Days after the due date thereof, or (ii) the principal of this Debenture or any other Debenture issued pursuant to the Purchase Agreement; or

          (b) any of the representations or warranties made by the Company in any of the Debentures, in the Purchase Agreement, the Registration Rights Agreement, any Warrant or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or such other documents shall be false or misleading at the time made; or

          (c) the Company shall fail to materially perform or observe any covenant or agreement in the Purchase Agreement, any Warrant or the Registration Rights Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under any of the Debentures and such failure shall continue uncured for a period of fifteen (15) days after notice of such failure; or

          (d) the Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

          (e) a trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within forty-five
               (45) days after such appointment; or

          (f) any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within forty-five (45) days thereafter; or

          (g) the Company shall, in one or a series of transactions, sell or otherwise transfer all or substantially all of its assets; or

          (h) bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within forty-five (45) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

          (i) the Company shall be in default of any other of its indebtedness exceeding $1,000,000, or any other event shall have occurred such that as a result thereof the holders thereof shall have accelerated or shall have the right (upon the giving of notice, the passage of time, or both) to accelerate such indebtedness; or

          (j) any money judgment, writ or warrant of attachment, or similar process in excess of Five Hundred Thousand Dollars (US$500,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded and unstayed for a period of forty-five (45) days; or

          (k) a "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act shall have been announced; or

          (l) a tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act shall have been announced;

     then, or at any time thereafter, in the case of Events of Default arising from the events described in paragraphs (a), (b), (c), (g) (i), (j), (k) and
(l), unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may declare the Debenture immediately due and payable and concurrently demand payment thereof, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In the event of Events of Default arising from the events described in paragraphs (d), (e), (f) or (h) above, this Debenture shall become immediately due and payable without further action or notice. In the event that the Debenture is due and payable pursuant to this provision, the Debenture shall be redeemed at the Premium Redemption Price (as defined in the Registration Rights Agreement).

     18. Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby, and such provision shall remain effective in all other jurisdictions.

     19. Entire Agreement. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

     20. Assignment, Etc. Subject to Section 8.8 of the Purchase Agreement, the Holder (but not the Company) may without notice, transfer or assign this Debenture or any interest herein and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. Each such assignee, transferee and mortgagee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and affiliates and shall inure to the benefit of the Holder and its successors and assigns.

     21. No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

     22. Certificate. The Company shall, upon the written request at any time of any Holder of Debentures, furnish or cause to be furnished to such Holder a certificate prepared by the chief financial officer of Company setting forth any adjustments or readjustments of the Conversion Price pursuant to this Debenture and any right of the Holder to receive additional shares of Common Stock or any other equity or debt security pursuant to Section 6.

     23. Notices. The Company shall distribute to the Holders of Debentures copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Company, at such times and by such method as such documents are distributed to such holders of such Common Stock, but shall not directly or indirectly provide material non-public information to the Holder without such Holder's prior written consent.

     24. Specific Enforcement. The Company agrees that irreparable damage would occur in the event that any of the provisions of this Debenture were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holders of Debentures shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Debenture and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

     25. Miscellaneous. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered, facsimiled or mailed to said party by certified mail, return receipt requested, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

     26. GOVERNING LAW; CONSENT TO JURISDICTION. THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH STATE. THE COMPANY (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS DEBENTURE AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AS PROVIDED HEREIN AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                             SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.


                                       VISUAL DATA CORPORATION


                                       By:
                                           ------------------------------
                                            Name:
                                            Title:





      Signature page to 6% Convertible Debenture of VISUAL DATA CORPORATION

                                    EXHIBIT 1

                                PAYMENT STATEMENT

Date:______________

To: [NAME OF HOLDER OF DEBENTURE] ("HOLDER")

RE: 6% CONVERTIBLE DEBENTURE DUE DECEMBER __, 2003 ("DEBENTURE") OF VISUAL DATA CORPORATION (THE "COMPANY"), IN THE OUTSTANDING PRINCIPAL AMOUNT OF US$____________.

     The Company hereby irrevocably elects to pay interest on the Debenture, for the Interest Payment Date indicated below, in the following manner (the Company should check its selection):

     ____ cash interest; or

     ____ PIK Interest.

     ____ Interest Shares.

     Interest Payment Date: _________________________


     If the selection above is PIK Interest, the Company should fill in the following:

     Outstanding Principal Amount prior
     to issuance of this Payment Statement:               US$_____________

     PIK Interest; or                                     US$_____________

     Outstanding Principal Amount after
     issuance of this Payment Statement:                  US$_____________

     If the selection above is Interest Shares, the Company should fill in the following:

     Interest Conversion Price:                           US$_____________

     Number of Interest Shares:                           US$_____________

     The Company hereby certifies to the Holder, its successors and assigns that the Outstanding Principal Amount due under the Debenture after delivery of this Payment Statement equals the amount indicated below. Capitalized terms used in this Payment Statement and not otherwise defined shall have the meaning ascribed thereto in the Debenture.

     IN WITNESS WHEREOF, this Payment Statement has been duly executed and delivered on the date first written above.


                                       VISUAL DATA CORPORATION


                                       By:
                                           ----------------------------
                                            Name:
                                            Title:

                                    EXHIBIT 2

                      (To be Executed by Registered Holder
                         in order to Convert Debenture)

                                CONVERSION NOTICE
                                       FOR
                 6% CONVERTIBLE DEBENTURE DUE DECEMBER __, 2003

     The undersigned, as Holder of the 6% Convertible Debenture Due December __, 2003 of VISUAL DATA CORPORATION (the "COMPANY"), in the outstanding principal amount of U.S. $_____________ (the "DEBENTURE"), hereby elects to convert that portion of the outstanding principal amount of the Debenture shown on the next page into shares of Common Stock, $0.01 par value per share (the "COMMON STOCK"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:      NAME OF HOLDER: ___________________________________

                         By:____________________________________________________
                             Print Name:
                             Print Title:

                             Print Address of Holder:
                             ___________________________________________________
                             ___________________________________________________

                             Issue Common Stock to: ____________________________
                             at: _______________________________________________

                             Electronically transmit and credit Common Stock to:
                             _____________ at: _________________________________

                             ___________________________________________________
                             Date of Conversion

                             ___________________________________________________
                             Applicable Conversion Rate


                THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
                  BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

PAGE 2 TO CONVERSION NOTICE FOR:  ______________________________________________
                                               (NAME OF HOLDER)

              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

A.       Outstanding Principal Amount converted:                                $
                                                                                 --------------
B.       Accrued, unpaid interest on Outstanding Principal Amount converted:    $
                                                                                 --------------
TOTAL DOLLAR AMOUNT CONVERTED (TOTAL OF A + B)                                  $
                                                                                 --------------

                                                                                ================




CONVERSION PRICE                                                                $
                                                                                 --------------

Number of Shares of Common Stock   =    Total dollar amount converted     =     $
                                        -----------------------------            --------------
                                              Conversion Price                  $

NUMBER OF SHARES OF COMMON STOCK   =    _____________________________

If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for shares of Common Stock in the following amount(s):

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________



Please issue and deliver _____ new Debenture(s) in the following amounts:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________